SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
September 15, 2008
Date of Report (Date of earliest event reported)
Anchor BanCorp Wisconsin Inc.
(Exact Name of Registrant as Specified in its Charter)
WI
(State or Other Jurisdiction of Incorporation)

00020006	391726871
(Commission File Number)	(IRS Employer Identification No.)
25 West Main Street, Madison, Wisconsin 57303
(Address of Principal Executive Office) (Zip Code)
608-252-8982
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     The U.S. Treasury, the Federal Reserve and the Federal Housing Finance Agency (FHFA) recently announced that the FHFA was putting Fannie Mae and Freddie Mac under conservatorship and giving management control to their regulator, the FHFA. Key provisions of the U.S. Government’s Plan announced to date are as follows:
•	Dividends on Fannie Mae and Freddie Mac common and preferred stock were eliminated.

•	Fannie Mae and Freddie Mac will be required to reduce their mortgage portfolios over time.

•	The U.S. Government agreed to provide equity capital to cover mortgage defaults in return for $1 billion of senior preferred stock in Fannie Mae and Freddie Mac and warrants for the purchase of 79.9% of the common stock of Fannie Mae and Freddie Mac.

•	The U.S. Government also announced that the U.S. Treasury would provide secured loans to Fannie Mae and Freddie Mac as needed until the end of 2009 and that the U.S. Treasury plans to purchase mortgage backed securities from Fannie Mae and Freddie Mac in the open market.
     At June 30, 2008, Anchor Bank fsb (the “Bank”), a federally chartered savings bank and wholly owned subsidiary of Anchor BanCorp Wisconsin Inc., had $2.05 million of preferred stock of Fannie Mae and Freddie Mac which had an unrealized loss of $0.2 million. The impact of the above actions and concerns in the market place about the future value of the perpetual preferred stock of Fannie Mae and Freddie Mac have caused values for these investments to decrease materially. On September 15, 2008, the fair value of these investments had declined to $157,000. It is unclear when and if the value of the investments will improve in the future. Given the above developments, the Bank expects to record a non-cash other-than-temporary impairment against earnings on these investments of approximately $1.9 million before income taxes for the quarter ending September 30, 2008. The expected impairment on these securities would not impact the Bank’s ability to maintain capital ratios above the “well capitalized” regulatory requirements.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Company Name
Date: September 16, 2008	By:	/s/ Dale Ringgenberg
Senior VP, CFO